Exhibit 99.1

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES HIRING OF NEW CFO

SHENANDOAH, IA, June 11, 2007 (MARKET WIRE) Green Plains Renewable Energy, Inc. (the “Company”) (NASDAQ: GPRE) (AMEX: GPRE) today announced that Mr. Jerry Peters has joined the management team of the Company as its new Chief Financial Officer.

Prior to joining GPRE, Mr. Peters served in various senior management roles for ONEOK Partners, L.P. (formerly Northern Border Partners L.P.), a publicly traded partnership engaged in gathering, processing, storage, and transportation of natural gas and natural gas liquids.  Mr. Peters served as Chief Financial Officer at ONEOK Partners from 1994 to May 2006.  From May 2006 to April 2007, Mr. Peters served as Senior Vice President-Chief Accounting Officer for ONEOK Partners.  Prior to joining ONEOK Partners in 1985, Mr. Peters was employed by KPMG LLP as a certified public accountant.  Mr. Peters holds a Bachelors degree in accounting from the University of Nebraska-Lincoln, and a MBA in finance from Creighton University.

Today, Wayne Hoovestol, the Company’s CEO said, “I am pleased to welcome Mr. Peters to the management team.  His experience in finance, accounting and risk management for a large publicly-traded energy company, along with his agricultural background, will be a key asset to the company.”

About Green Plains Renewable Energy

GPRE is currently building two 50 million gallon ethanol plants in Iowa. The first is being built in Shenandoah, Iowa and is expected to be operational in mid 2007. The Company’s second plant is being built in Superior, Iowa.  The Superior plant is expected to commence operations sometime near the end of 2007.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. GPRE may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in GPRE's SEC filings. Additional information with respect to these and other factors, which could materially affect GPRE and its operations, are included on certain forms GPRE has filed with the SEC. GPRE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Green Plains Renewable Energy, Inc. – www.grpeethanol.com

Contact: Green Plains Renewable Energy, Inc. - 712.246.2932